Exhibit 99.1

Porter Bancorp, Inc. Announces Continued Growth in Third Quarter Income, Loans and Deposits

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 15, 2008--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 20 full-service banking offices in 12 counties in Kentucky, today reported net income of $4.1 million, or $0.52 per share, for the third quarter of 2008 compared with $3.3 million, or $0.44 per share, for the third quarter of 2007. The Company also reported a 24.9% increase in loans to $1.3 billion and a 21.5% increase in deposits to $1.3 billion compared with the third quarter of 2007.

Earnings for the nine months ended September 30, 2008, increased to $11.7 million, or $1.49 per fully diluted share, compared with $10.6 million, or $1.40 per fully diluted share, for the same period of 2007.

“Our record net income benefited from continued growth in earning assets, higher net interest income and growth in non-interest income since the third quarter of last year,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “Our improved results reflected the expansion of our markets and the contribution from acquisitions completed over the past year. We also benefited from the strength and quality of the Kentucky markets we serve and their resiliency in light of the softening national economy.”

Third Quarter Highlights

  Net income increased 24.3% to $4.1 million for the three months ended September 30, 2008, compared with the same quarter of 2007. Earnings per diluted share increased 18.2% to $0.52 for the three months ended September 30, 2008, compared to the third quarter of 2007.
  Net interest income increased 15.8% to $12.4 million for the three months ended September 30, 2008, compared with the same quarter of 2007.
  Loans grew 24.9% to $1.3 billion compared with $1.1 billion at September 30, 2007.
  Deposits increased 21.5% to $1.3 billion compared with $1.05 billion at September 30, 2007. Core customer non-interest bearing deposit accounts increased 23.3% to $87.6 million from $71 million at September 30, 2007.
  Total assets increased 27.2% to $1.6 billion since the third quarter of 2007, fueled by strong loan growth and the acquisitions of Kentucky Trust Bank and Paramount Bank.
  Efficiency ratio improved on a linked quarter basis to 47.5% for the three months ended September 30, 2008.
  Net interest margin improved four basis points on a linked quarter basis to 3.33% in the third quarter of 2008.
  Capital was strengthened with the sale of a $9 million subordinated capital note by our bank subsidiary, PBI Bank, on July 1, 2008. The capital note, which qualifies as Tier 2 capital, will provide funding for continued asset growth and maintain the bank’s strong capital position without being dilutive to common shareholders of Porter Bancorp.

“Porter Bancorp’s performance in the third quarter highlights our continued focus on asset quality, growing earnings and protecting our capital base,” continued Ms. Bouvette. “Earnings have benefited from organic growth across our markets and the contributions from the acquisitions of Kentucky Trust Bank and Paramount Bank since last year. Our capital position was improved further this year with the issuance of a subordinated capital note in July. We believe Porter Bancorp is in excellent position to weather the softening economy as a result of these factors.”

PBI Bank was classified as a ‘well-capitalized’ bank at the end of the third quarter. Total risk-based capital was 11.5% for the holding company and 11.1% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%. Tier 1 risk-based capital was 9.6% for the holding company and 9.2% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%.

“We remain confident of our continuing ability to manage our risks during this difficult credit cycle. Our focus is on minimizing losses by quickly resolving credit issues as soon as they are identified,” continued Ms. Bouvette. “We believe our 1.39% ratio of allowance of loan losses to total loans and coverage ratio of 120.89% for allowance for loan losses to non-performing loans provides a solid measure of protection for Porter Bancorp.”

Net Interest Income

Net interest income increased 15.8% to $12.4 million for the three months ended September 30, 2008, an increase of $1.7 million, compared with $10.7 million for the same period in 2007. Net interest income rose to $35.7 million for the nine months ended September 30, 2008, an increase of $5.1 million, or 16.8%, compared with $30.6 million for the same period in 2007. This increase was attributable to the organic growth in our loan portfolio and the Kentucky Trust Bank and Paramount Bank acquisitions, offset somewhat by lower net interest margin compared with the same period in 2007. Average earning assets rose 25.6% to $1.5 billion for the three months ended September 30, 2008, compared with the $1.2 billion for the three months ended September 30, 2007.

Net interest margin improved four basis points from our margin of 3.29% in the second quarter of 2008 due primarily to lower funding costs. During the third quarter of 2008, our margin improved as our deposits continued to reprice at lower rates relative to the repricing of our loan portfolio. Since the third quarter of last year, net interest margin for the third quarter of 2008 declined 27 basis points to 3.33%. We are currently asset sensitive, and as a result, we expect a slight decline in our net interest margin in the fourth quarter of this year based on the 50 basis point rate reduction by the Federal Reserve on October 8, 2008. If interest rates remain stable, we expect continued margin expansion in 2009 based upon our expectation of continued downward liability repricing with limited repricing of assets.

Non-Interest Income

Non-interest income for the third quarter of 2008 increased 31.4%, or $412,000, over the third quarter of 2007. Non-interest income was $5.3 million in the first nine months of 2008 compared with $3.8 million for the same period of 2007. The growth in non-interest income since last year was primarily attributable to higher service charges on deposit accounts and income from fiduciary activities. Porter acquired its trust operation from Kentucky Trust Bank on October 1, 2007, which has accounted for the addition of income from fiduciary activities since that time. Income from fiduciary activities added $261,000 and $845,000 to non-interest income in the third quarter and first nine months of 2008, respectively. Non-interest income included a $101,000 loss on the sale of securities in the third quarter of 2008 compared with a gain of $42,000 in the same quarter of 2007.

Non-Interest Expense

Non-interest expense increased 22.3% to $6.8 million compared with the third quarter of 2007. Non-interest expense for the nine months ended September 30, 2008, increased 34.2% from the nine months ended September 30, 2007. The growth in non-interest expense was due primarily to costs related to the acquisitions of Kentucky Trust Bank and Paramount Bank, increased salaries and benefits for existing employees and higher occupancy and equipment expense to support the six additional offices. Expenses also increased because FDIC insurance premiums rose significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. Non-interest expense declined 3.9%, or $278,000, on a linked quarter basis due to our continued focus on expense controls. Our efficiency ratio increased to 50.8% for the first nine months of 2008 compared with 45.5% for the same period in 2007, but improved on a linked-quarter basis to 47.5% for the three months ended September 30, 2008.

Balance Sheet Review

Total assets increased 27.2%, or $341 million, to $1.6 billion at September 30, 2008, from $1.3 billion at September 30, 2007. The Company’s loan portfolio increased 24.9%, or $267 million, to $1.3 billion from $1.1 billion at September 30, 2007, primarily due to in-house loan origination efforts and the contributions from the acquisitions of Kentucky Trust Bank and Paramount Bank. Average loans increased $24.9 million on a linked quarter basis due to the continued growth in the loan portfolio; however, net loans at the end of the quarter were down $1.3 million on a linked quarter basis primarily due to a large payoff late in the third quarter.

Deposits at September 30, 2008, increased 21.5% to $1.3 billion from $1.05 billion at September 30, 2007, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period, and the Kentucky Trust Bank and Paramount Bank acquisitions.

Asset Quality

“We have experienced an increase in non-performing assets since last year as a result of the economic slowdown,” continued Ms. Bouvette. “Our nonperforming loans at September 30, 2008, were $15.4 million, or 1.15% of total loans, compared with $12.9 million, or 0.96% of total loans at June 30, 2008, and $8.4 million, or 0.78% of total loans at September 30, 2007. Foreclosed properties at September 30, 2008, were $7.5 million compared with $6.9 million at September 30, 2007, and $6.6 million at June 30, 2008. Additionally, our ratio of non-performing assets to total assets increased during the quarter to 1.44% at September 30, 2008, compared with 1.24% at June 30, 2008.”

Our loan loss reserve as a percentage of total loans at September 30, 2008, increased to 1.39% from 1.35% at June 30, 2008 and September 30, 2007. Net loan charge-offs for the third quarter of 2008 were $745,000, or 0.06% of average loans for the quarter. Ms. Bouvette stated, “We continue to focus on lending to our traditional customer base in Kentucky and we remain very proactive in managing our credit risks to protect our earnings and capital base.”

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Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2008 follows.

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Income Statement Data
Interest income	$25,106	$25,041	$23,851	$75,821	$65,840
Interest expense	12,673	13,069	13,115	40,073	35,240

Net interest income	12,433	11,972	10,736	35,748	30,600
Provision for loan losses	1,250	750	1,500	2,650	2,825

Net interest income after provision	11,183	11,222	9,236	33,098	27,775

Service charges on deposit accounts	876	902	669	2,607	1,852
Income from fiduciary activities	261	331	-	845	-
Gains (losses) on sales of securities, net	(101)	(139)	42	(146)	104
Other	689	694	602	2,025	1,834

Non-interest income	1,725	1,788	1,313	5,331	3,790

Salaries & employee benefits	3,666	3,892	3,115	11,382	9,051
Occupancy and equipment	882	904	673	2,699	1,837
Franchise tax	435	435	326	1,305	976
FDIC insurance	284	242	76	747	127
Professional fees	177	172	149	595	485
Communications expense	181	188	113	530	322
Advertising	100	140	140	401	393
Other real estate owned expense	109	120	232	456	327
Other	935	954	712	2,818	2,078

Non-interest expense	6,769	7,047	5,536	20,933	15,596

Income before income taxes	6,139	5,963	5,013	17,496	15,969
Income tax expense	2,039	1,990	1,714	5,826	5,380

Net income	$4,100	$3,973	$3,299	$11,670	$10,589

Weighted average shares - Basic	7,826,715	7,826,567	7,586,167	7,830,867	7,585,063
Weighted average shares - Diluted	7,828,238	7,826,567	7,586,167	7,831,361	7,585,085

Basic and diluted earnings per share	$0.52	$0.51	$0.44	$1.49	$1.40
Cash dividends declared per share	$0.21	$0.21	$0.20	$0.63	$0.60

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07

Average Balance Sheet Data
Assets	$1,582,701	$1,563,635	$1,247,149	$1,553,301	$1,159,254
Loans	1,351,897	1,326,996	1,039,355	1,316,367	962,822
Earning assets	1,498,361	1,475,812	1,193,227	1,469,511	1,107,504
Deposits	1,255,778	1,242,153	1,028,067	1,239,755	948,315
Long-term debt and advances	178,442	170,419	92,149	165,204	88,954
Interest bearing liabilities	1,353,983	1,334,128	1,056,287	1,325,525	971,571
Stockholders’ equity	128,080	126,211	113,350	126,112	112,097

Performance Ratios
Return on average assets	1.03%	1.02%	1.05%	1.00%	1.22%
Return on average equity	12.73	12.66	11.55	12.36	12.63
Yield on average earning assets (tax equivalent)	6.70	6.85	7.96	6.92	7.98
Cost of interest bearing liabilities	3.72	3.93	4.93	4.04	4.85
Net interest margin (tax equivalent)	3.33	3.29	3.60	3.28	3.73
Efficiency ratio	47.47	50.70	46.08	50.78	45.49

Loan Charge-off Data
Loans charged-off	$(782)	$(798)	$(519)	$(1,999)	$(1,345)
Recoveries	37	114	40	225	188

Net charge-offs	$(745)	$(684)	$(479)	$(1,774)	$(1,157)

PORTER BANCORP, INC. AND SUBSIDIARY Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of	As of
	9/30/08	6/30/08	12/31/07	9/30/07

Assets
Loans	$1,342,467	$1,343,216	$1,217,698	$1,075,069
Loan loss reserve	(18,638)	(18,133)	(16,342)	(14,500)

Net loans	1,323,829	1,325,083	1,201,356	1,060,569
Securities available for sale	109,799	105,901	128,036	100,723
Federal funds sold & interest bearing deposits	30,172	28,970	19,979	9,224
Cash and due from financial institutions	41,943	31,870	23,608	17,704
Premises and equipment	22,986	22,988	21,279	14,935
Goodwill	23,891	23,877	18,174	12,881
Accrued interest receivable and other assets	43,572	42,861	43,588	39,044

Total Assets	$1,596,192	$1,581,550	$1,456,020	$1,255,080

Liabilities and Equity
Certificates of deposit	$987,464	$960,002	$846,568	$783,171
Interest checking	80,009	103,719	95,953	54,241
Money market	82,179	71,925	99,839	113,061
Savings	34,684	35,747	28,661	25,267

Total interest bearing deposits	1,184,336	1,171,393	1,071,021	975,740
Demand deposits	87,603	96,536	95,533	71,038

Total deposits	1,271,939	1,267,929	1,166,554	1,046,778
Federal funds purchased & repurchase agreements	10,457	10,753	11,285	11,569
FHLB advances	143,842	145,098	121,767	50,207
Junior subordinated debentures	34,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	8,194	7,322	9,125	7,328

Total liabilities	1,468,432	1,456,102	1,333,731	1,140,882
Stockholders’ equity	127,760	125,448	122,289	114,198

Total Liabilities and Stockholders’ Equity	$1,596,192	$1,581,550	$1,456,020	$1,255,080

Ending shares outstanding	7,893,137	7,893,797	7,881,206	7,628,967
Book value per share	$16.19	$15.89	$15.52	$14.97
Tangible book value per share	12.86	12.53	12.80	13.25

Asset Quality Data
Loan 90 days or more past due still on accrual	$4,997	$4,974	$2,145	$2,829
Non-accrual loans	10,420	7,917	10,524	5,536

Total non-performing loans	15,417	12,891	12,669	8,365
Real estate acquired through foreclosures	7,521	6,625	4,309	6,862
Other repossessed assets	96	57	30	-

Total non-performing assets	$23,034	$19,573	$17,008	$15,227

Non-performing loans to total loans	1.15%	0.96%	1.04%	0.78%
Non-performing assets to total loans	1.72	1.46	1.40	1.42
Non-performing assets to total assets	1.44	1.24	1.17	1.21
Allowance for loan losses to non-performing loans	120.89	140.66	128.99	173.34
Allowance for loan losses to total loans	1.39	1.35	1.34	1.35

Risk-based Capital Ratios
Tier I leverage ratio	8.11%	8.03%	9.07%	10.22%
Tier I risk-based capital ratio	9.55	9.34	10.39	11.84
Total risk-based capital ratio	11.49	10.59	11.64	13.09

FTE employees	283	280	273	237

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800